Exhibit (p)(2)

ACTIVE WEIGHTING ADVISORS LLC

1.	CODE OF ETHICS

1.1.            Introduction

Pursuant to rules established by the SEC, it is unlawful for certain persons of AWA, in connection with the purchase or sale by such persons of securities held or to be acquired by a Client account:

  To employ any device, scheme or artifice to defraud;
  To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;
  To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
  To engage in any manipulative practice.

The SEC’s rules also require investment advisers and registered investment companies to adopt a written code of ethics containing provisions, among others, that are reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard.

Consistent with the SEC’s rules, AWA has adopted this Code of Ethics (the “Code”). The Code embodies AWA’s desire to operate at all times in conformity with applicable Federal Securities Laws1 and state laws, as applicable, and to conduct its business in the highest ethical and professional manner. Further, the Code includes AWA’s fiduciary relationship to its clients, including, among other responsibilities: a duty to act in good faith in the best interest of Clients; to make full and fair disclosure of all material facts, including potential conflicts of interest; to manage any conflicts of interest fairly in accordance with AWA’s policies and procedures; and to keep Client information confidential. And the Code sets forth detailed policies and procedures that Access Persons (as defined below) of the Adviser must follow with regard to, among other things, their personal investing activities.

All Access Persons are required to comply with the Code.

1 “Federal Securities Laws” means: the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Investment Company Act, as amended (“1940 Act”), the Investment Advisers Act, as amended (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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The Code is intended to serve as the minimum standard of conduct for all employees of AWA and other Access Persons. Each Access Person must comply with applicable Federal and state securities laws, and avoid any activity or relationship that may result in a possible, impermissible conflict of interest; the appearance of such a conflict; the improper use of confidential information; or the appearance of any impropriety.

This Code is designed, among other things, to detect and prevent conflicts of interest between Access Persons and Clients that may arise due to personal investing activities. AWA has also established separate procedures designed to detect and prevent insider trading, which are included in this Compliance Manual and which should be read together with this Code.

As fiduciaries, Access Persons must at all times comply with the following principles.

•	Client Interests Come First. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Clients. If an Access Person puts his/her own personal interests ahead of a Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.
•	Avoid Taking Advantage. Access Persons may not make personal investment decisions based on their knowledge of Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of a Client with the expectation that the Client’s transaction will cause a favorable move in the market. This prohibition applies whether an Access Person’s transaction is in the same direction as the transaction placed on behalf of a Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation, you should consult with the CCO immediately.

Personal investing activities of Access Persons may create conflicts of interests that may compromise fiduciary duties to Clients. As a result, Access Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of a Client investment opportunity or other impropriety with respect to dealing with a Client or acting on behalf of a Client. The Code sets forth detailed policies and procedures that Access Persons must follow with regard to their personal investing activities. All Access Persons are required to comply with the Code.

1.2.            Who is Subject to the Code?

All Access Persons are subject to the Code. For the purposes of this Code, “Access Person” is defined as:

•	all AWA employees;
•	all AWA partners, officers or directors (or other person occupying a similar status or performing similar functions); and
•	any other person who provides investment advice on behalf of AWA and is subject to the supervision and control of AWA.
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1.3.            What Types of Investments are Subject to the Code?

This Code requires that information about an Access Person’s investments in certain securities be reported to the CCO.

For purposes of this Code, the term “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For purposes of this Code, the term “Reportable Security” means any Security except for the following.

•	Direct obligations of the U.S. government;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares of money market funds;
•	Shares issued by open-end investment companies registered under the Investment Company Act other than (1) such registered investment companies for which AWA serves as an adviser or sub-adviser (or whose investment adviser or principal underwriter Controls AWA, is Controlled by AWA, or is under common Control with AWA) and (2) exchange traded funds; or
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act, and for which AWA does not serve as an adviser or sub-adviser (and whose investment adviser or principal underwriter does not Control AWA, is not Controlled by AWA, and is not under common Control with AWA).

For purposes of this Code, the term “Reportable Fund”2 means any fund registered under the Investment Company Act for which AWA serves as an investment adviser or whose investment adviser or principal underwriter Controls3 AWA, is Controlled by AWA, or is under common Control with AWA.

2 See Exhibit J for a listing of Reportable Funds.

3 “Control,” in this Code, means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. (Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company.)

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1.4.            What Types of Accounts are Subject to the Code?

Covered Accounts are subject to the Code. “Covered Accounts” include all accounts in which a Security may be held--whether at a broker/dealer, transfer agent, investment advisory firm or other financial services firm--in which an Access Person has Beneficial Ownership4 or over which an Access Person has investment discretion or other control or influence. A Covered Account includes the accounts of certain immediate family members5 sharing the same household as the Access Person. Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which an Access Person has physical control, such as a stock certificate.6

1.5.            What are the Restrictions on Trading?

1.5.1.	Pre-clearance Requirements

Access Persons must obtain prior written approval before acquiring directly or indirectly Beneficial Ownership (through purchase7 or otherwise) of:

•	a security in an initial public offering (“IPO”);
•	a security in a limited offering (such as a private placement, in a hedge fund or private equity fund);
•	shares of the Funds; or

4 “Beneficial Ownership” in an account, in this Code, includes any direct or indirect financial interest in an account. It includes, but is not limited to, a Reportable Security in which an Access Person--directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise--has or shares a pecuniary interest.  A “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  An Access Person’s Beneficial Ownership shall include, but not be limited to, Reportable Securities held by members of his/her “immediate family” (defined in following footnote) sharing the same household as the Access Person.

5 “Immediate family” includes the following sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

6 Covered Accounts also include accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

7 “Purchases” and “sales” in this context do not include:

•	Purchases or sales which are non-volitional on the part of either the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.
•	Purchases that are part of an automatic dividend reinvestment plan.
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.
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•	a Reportable Security, in a transaction amount of $10,000 or more. (This $10,000 pre-clearance requirement will not apply to transactions through which Beneficial Ownership is due to a direct family member residing in the same household as the Access Person.)

Access Persons must obtain prior written approval before selling8 directly or indirectly Beneficial Ownership of

•	any shares of the Funds; or
•	a Reportable Security, in a transaction amount of $10,000 or more. (This $10,000 pre-clearance requirement will not apply to transactions through which Beneficial Ownership is due to a direct family member residing in the same household as the Access Person.).

See Exhibit F for the Pre-Clearance Form to be used to obtain permission to sell/purchase Reportable Securities and Exhibit G for the Pre-Clearance Form to be used to obtain permission to make investments in private placements or IPOs.

1.6.            Reporting and Certification Requirements

1.6.1.	Initial Holdings Report and Certification

Within 10 days after designation as an Access Person, each Access Person must certify in writing that they have received the Code, have read and understands the Code, and that they will comply with its requirements (See Exhibit H). Further, the Access Person must also report, at that time, all personal investment holdings in Reportable Securities and any Covered Accounts (Please see Exhibit I for the required disclosures). Information disclosed may be no more than 45 days old at the time of disclosure. Access Persons are only required to report holdings in Reportable Securities as defined in the Code.

1.6.2.	Ongoing Reporting Regarding Covered Accounts

Access Persons must notify the CCO within 10 business days from the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification must be submitted in writing to the CCO and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and new number and the effective date of the change.

8 See footnote 7.

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1.6.3.	Quarterly Transactions Report for Access Persons

All Access Persons shall submit to the CCO, within 30 business days after quarter end (no exception for months with 31 days), a report of all transactions in Reportable Securities during the previous quarter. The report shall state the transaction date, security’s title—as applicable, ticker, CUSIP, interest rate and maturity date, number of shares, and principal amount of each security involved--the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price at which the transaction was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the Access Person. See Exhibit K for the Quarterly Transaction Reporting Form. Note: The CEO will review the reports for the CCO (and the CCO will review reports for any designee appointed to review such reports).

Exceptions

Access Persons are not required to submit transaction reports for trades effected pursuant to an automatic investment plan.

1.6.4.	Annual Certification for Access Persons

Annually, Access Persons must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal securities transactions/holdings required to be disclosed or reported (see Exhibit H). Access Persons must also disclose all Reportable Securities and Covered Accounts on an annual basis. Please see Exhibit I for the required disclosures. Information disclosed must be current as of a date no more than 45 days before the report is submitted. The annual certification must be submitted to AWA’s CCO within 30 days of the calendar year end.

The CEO of AWA will review the reports for the CCO (and the CCO will review reports for any designee appointed to review such reports).

Access Persons are only required to submit an annual holdings report relating to Reportable Securities as defined in the “What Types of Investments are Subject to the Code?” section of this Code.

1.7.            Administration and Enforcement

1.7.1.	Determination of Persons Covered by Code

The CCO for AWA will determine who is covered by this Code and will provide each such person with a copy of the Code and any amendments thereto, which will be acknowledged by such person via the certification at Exhibit H.

1.7.2.	Review of Personal Trading Information

All information regarding an Access Person’s personal investment transactions, including the reports required by this Code, will be reviewed by the AWA’s CCO. The CEO of AWA will review the reports for the CCO. Each Access Person acknowledges that the CCO (or the CCO’s

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designee for such purposes) is permitted to review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Access Person.

1.8.            Annual Review/Report

The CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The CCO will provide an annual report to the Trust’s Board of Trustees that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations; (ii) recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices or developments in applicable laws or regulations; (iii) and certifies to the Board that procedures have been adopted that are designed to prevent Access Persons from violating the Code.

1.9.            Reporting Violations

Upon discovering any violation of this Code, an Access Person shall immediately report such violation to the CCO. The CCO will be responsible for investigating such violations.

1.10.        Sanctions and Remedies

If the CCO determines that an Access Person has violated the Code, the CCO may impose sanctions and other appropriate actions, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, recommending a suspension or termination of employment of an Access Person and/or informing regulators, as the situation warrants. As part of any sanction, the CCO may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Any money forfeited pursuant to this section will be donated to a charity selected by the CCO.

1.11.        Exemption Procedures

The CCO may grant exemptions from the requirements in this Code in appropriate circumstances. The CCO shall consider such exemptions upon written request by an Access Person stating the basis for requested relief, and document in writing the reason for such an exemption. The CCO’s decision is within his or her sole discretion.

1.12.        Questions and Exceptions

Any questions regarding this Code should be discussed with the CCO.

The Adviser’s soft dollar arrangements are disclosed in the Brochure, or otherwise disclosed to Clients if a Brochure is not produced (i.e., for Registered Investment Company clients).

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Exhibit F - Reportable Securities Purchase/Sale Pre-Clearance Request Form

TO: AWA Chief Compliance Officer

FROM:

DATE:

As provided in AWA’s Code of Ethics, if an Access Person wants to purchase or sell (1) shares of the Funds or (2) a Reportable Security in a transaction amount of $10,000 or more, he/she must complete this form and obtain the required approvals prior to the transaction.

An Access Person may not purchase or sell such security until he/she receives written permission from the Chief Compliance Officer (i.e., an approval e-mail), which will remain effective for three business days following the CCO’s approval of this request. Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

Name of Issuer, Ticker Symbol and CUSIP: _________________________________

_____________________________________________________________________

Purchase or Sale: _____________________________

Principal amount of transaction: ____________ # of shares/units: __________

Equity or debt or other? _________________________________

To the best of my knowledge, the information provided above is accurate and I am not predicating this transaction on the basis of having obtained any material non-public information, and, the transaction is being executed without the knowledge of the placement or potential placement of any relevant in kind creation/redemption transaction with Fund.

I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Name: __________________________ Signature: __________________________

(Please Print)

Date: _______________

CCO Approval: __________________________ Date: __________________________

Exhibit G - IPO and Limited Offering Pre-Clearance Request Form

TO: AWA Chief Compliance Officer

FROM:

DATE:

As provided in the Code of Ethics, if an Access Person wants to participate in an IPO of a security, a private placement or a limited partnership, he/she must complete this form and obtain the required approvals prior to investing. An Access Person may not participate in any IPO, private placement or limited partnership until he/she receives written permission from the Chief Compliance Officer. Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of proposed investment: ___________________

Date of investment: ____________

2. Nature of investment: ________________________________________________________

3. Amount to be invested: ____________ # of shares: ________

% ownership: _____________

4. Describe terms of investment:

Equity or debt? __________ Open-ended or specific maturity date? ___________

Further investment contemplated? _____________ Amount? _______________

5. Was this investment offered to you due to your affiliation with AWA or the Trust? _________________________________________________________________________

6. Do you have a position as officer of the company or other duties in connection with the investment? _______________________________________________________

7. Do you give investment advice to the company or any affiliate of the company? If so, please describe: ____________________________________________________________________

____________________________________________________________________________

8. Are you informed or consulted about investments made by the company?

Describe: _____________________________________________________________________________

9. How frequently will you receive statements/communications regarding the investment?

_____________________________________________________________________________

10. Is the company privately/publicly held?

____________________________________________________________________________

11. If privately held, are you aware of any plan to bring the company public?

_____________________________________________________________________________

12. Have you informed the company that you are a “restricted person” in the event of an IPO of securities?

______________________________________________________________________________

13. Describe any connection(s) between the investment and AWA or the Trust:

_____________________________________________________________________________

14. To your knowledge, are there any clients of AWA for whom this is an appropriate investment?

____________________________________________________________________________

15. Describe any client connections to this investment:

____________________________________________________________________________

16. Are you aware of any conflict between your duties at AWA or Trust and this investment?

_____________________________________________________________________________

Please attach any relevant reports/statements you can provide which describe this investment.

To the best of my knowledge, the information provided above is accurate. I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Name: __________________________

(Please Print)

Signature: _______________________

Date: ___________________________

CCO Approval: __________________________

Date: __________________________

Exhibit H - CODE OF ETHICS

ACCESS PERSON ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Code of Ethics (the “Code”) for Active Weighting Advisors L.L.C. (“AWA”), which I have read and understand fully. I agree to comply fully with all provisions of the Code, during the period of my employment with AWA, to the extent that such provisions apply to me. I further understand and acknowledge that any violation of the Code, including engaging in a prohibited transaction or the failure to file reports, may subject me to disciplinary action including, potentially, termination of employment.

I hereby represent to AWA that the information that I have provided, as required by this Code, is a true, accurate, and complete list of all of my brokerage and trading accounts, and private placement holdings, specifying in reasonable detail all such accounts, with whom they are held, and the holdings and other investments, direct or indirect, of such accounts.

I further agree that I will promptly, but in any event, within ten days, give written notice to the Chief Compliance Officer of AWA of any changes to the information that I have provided so that such information is at all times true, accurate, and complete. I further agree to provide monthly securities transactions confirmations and statements (or on a quarterly basis when monthly statements and confirmations are unavailable) to AWA.

I have fully read the Code. I agree to be bound by the terms and conditions outlined in it.

Signed Name	Dated

Exhibit I - BROKERAGE ACCOUNT & COVERED SECURITIES HOLDINGS REPORT

INITIAL AND ANNUAL DISCLOSURE FORM FOR ACCESS PERSONS

PART I – DISCLOSURE OF EMPLOYEE ACCOUNTS

☐ I do not maintain any Covered Accounts as defined in the Code of Ethics for AWA.

Below is a list of all my Covered Accounts as defined in the Code.

Check all that apply as to the Account Type:

☐ (a) Direct Brokerage Account

☐ (b) Trust Account

☐ (c) Employee Stock Plan (“ESOP”), 401(k) Plans, private placement or similar product that cannot be transferred to a brokerage account

☐ (d) Other. Please explain_________________________________________________________

Name and address of Financial Institution (broker-dealer, bank, ESOP, 401(k) plan sponsors, etc.)	Account Name (indicate [1] if any of the accounts are individually or jointly held) and [2] relationship to Access Person [i.e., self, spouse, other Family Member (specify), etc.])	Account Type from Above: (a), (b), (c) or (d)	Account Number	Attaching Account Statements Attached to Holdings Report in Lieu of Detailing Individual Securities Holdings for Account? (Y/N)

PART II – DISCLOSURE OF COVERED SECURITIES HOLDINGS

ÿ	I do not maintain, have direct or indirect (including via any immediate family members9) Beneficial Ownership[10] of any Reportable Securities.

Below is an inventory of all Reportable Securities holdings for which I have direct or indirect Beneficial Ownership.

Note - To the extent that such holdings may be detailed on account statements, in lieu of completing the table immediately below for any such securities, you may attach a copy of the most recent statement (not more than 45 days old). Please indicate such accounts for which statements are attached in the table above.

Title	Type of Security	Ticker Symbol and CUSIP	Number of Shares	Principal Amount	Broker-Dealer or Bank

Signature:	Print Name:	Date:

9 “Immediate family” includes the following sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

10 “Beneficial Ownership” in an account, in this Code, includes any direct or indirect financial interest in an account. It includes, but is not limited to, a Reportable Security in which an Access Person--directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise--has or shares a pecuniary interest.  A “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  An Access Person’s Beneficial Ownership shall include, but not be limited to, Reportable Securities held by members of his/her “immediate family” (defined in preceding footnote) sharing the same household as the Access Person

Exhibit J - LIST OF FUNDS FOR WHICH AWA

SERVES AS ADVISER OR SUB-ADVISER

(“Reportable Funds”)

ETF Trust Fund Name	Fund Ticker Symbol	Inception Date
Republican Policies Fund	GOP	TBD
Democratic Policies Fund	DEMS	TBD
U.S. Tax Reform Fund	TAXR	TBD
European Union Breakup Fund	EXIT	TBD

Exhibit K

Quarterly Report of Personal Securities Transactions

For the Quarter Ended:____________

Each Access Person of Active Weighting Advisors L.L.C. must report within 30 days of the end of each calendar quarter any Reportable Securities transactions in which the employee, or a member of their immediate family,11 has a direct or indirect Beneficial Ownership12 for accounts over which the employee, or a member of their immediate family, has direct or indirect influence or control. (Note: Access Persons are not required to submit transaction reports for trades effected pursuant to an automatic investment plan.)

Reportable Securities include all securities except for:

1)	Direct obligations of the U.S. government;
2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3)	Shares of money market funds;
4)	Shares issued by open-end registered investment companies (excluding exchange traded funds and other registered investment companies for which AWA serves as an adviser or sub-adviser); or
5)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are registered investment companies for which AWA serves as an adviser or sub-adviser.

_______ NO, I certify that I have no transactions in Reportable Securities to report for the calendar quarter listed above.

_______ YES, I have transactions in Reportable Securities for the calendar quarter listed above and are reporting them in the following manner: (check those that apply)

___ the attached report (complete Table 1 below)

AND / OR

11 “Immediate family” includes the following sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

12 “Beneficial Ownership” in an account, in this Code, includes any direct or indirect financial interest in an account. It includes, but is not limited to, a Reportable Security in which an Access Person--directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise--has or shares a pecuniary interest.  A “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  An Access Person’s Beneficial Ownership shall include, but not be limited to, Reportable Securities held by members of his/her “immediate family” (defined in preceding footnote) sharing the same household as the Access Person.

___ the attached monthly/quarterly account statements (complete Table 2 below)

Table 1 – if not attaching account statements

Trade Date	CUSIP and Ticker	Title & Type Of Security	Buy Or Sell	No. Of Shs. & Prin. Amt.	Price	Int. Rate/ Maturity Date (if applies)	B/D Or Bank Name	IPO, Private Placement or AWA-managed Fund (if applies)

Table 2 - attached monthly/quarterly account statements

Name of Financial Institution (broker-dealer, bank, ESOP, 401(k) plan sponsors, etc.)	Account Name (indicate [1] if any of the accounts are individually or jointly held) and [2] relationship to Access Person [i.e., self, spouse, immediate family member living in same household, etc.])	Account Number

This Report must be signed, dated and returned to the Chief Compliance Officer by: ____________.

______________________________	_________________________
Employee Signature	Date

Received by CCO on: __________	Reviewed by CCO on: __________